EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of August 3, 2006 (the “Effective Date”), by and between Dr. Ted Wong, an individual residing at _____________ (“Wong” or “Employee”), and NanoSensors, Inc., a Nevada corporation (the “Company”).

WHEREAS, The Company wishes to employ Wong as Chairman, President and Chief Executive Officer of the Company, and Wong desires to accept such positions, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Wong agree as follows:

1.
Employment of Wong: The Company agrees to employ Wong as the Company’s Chairman, President and Chief Executive Officer, based in the Company’s office in Santa Clara, California. Wong accepts such employment and agrees to act as an employee of the Company, all in accordance with the terms and conditions of this Agreement. Employee shall undertake regular travel to the Company’s and operational offices, if any, and such other occasional travel within or outside the United States as is or may be reasonably necessary in the interests of the Company. All such travel shall be at the sole cost and expense of the Company and all airplane travel shall be in accordance with the Company’s policy for executive officers.

2.	Term of Employment:

2.1 Term: This Agreement shall be effective upon execution by both parties hereto and Wong’s employment under this Agreement shall commence on the Effective Date and continue thereafter for a period of thirty six (36) months (the “Employment Period”), unless sooner terminated as provided for herein. The last day of the Employment Period may be referred to herein as the “Expiration Date”. The Company shall notify Employee in writing of the Company’s intention to continue Employee’s employment after the Expiration Date no less than 90 days prior to the Expiration Date.

2.2 Termination: This Agreement shall be terminable by either Company or Wong in accordance with the following provisions. As used in this Agreement, the phrase “Termination Date” shall mean (i) in the case of the Employee’s death, his date of death; (ii) in the case of the voluntary termination of employment by Employee, the date set forth in a written notice of termination furnished to the Company by Employee, which date must be at least 20 days from the date of such notice, (iii) in the case of termination of employment on or after the Expiration Date of this Agreement, the last day of employment; and (iv) in all other cases, the date specified in the notice of termination furnished to the Employee by the Company; provided, however, if the Employee’s employment is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least 20 days from the date the Notice of Termination is given to the Employee, and provided further that in the case of Disability, the Employee shall not have returned to the full-time performance of his duties during such period of at least 30 days.

(a) Employee may terminate this Agreement for any reason upon twenty (20) days’ prior written notice to the Company;

(b)  The Company may terminate this Agreement without Cause upon twenty (20) days’ prior written notice to the Employee;

(c) The Company may terminate this Agreement in the event Employee becomes Disabled (as defined below) during the Employment Period and the Company provides written notice of termination and Employee shall not have returned to the full-time performance of his duties hereunder during a period of at least 30 days; and

(d) The Company may immediately terminate this Agreement for Cause and without notice (provided, however that the Company provide Employee with notice and an opportunity to cure as expressly set forth in the definition of the term Cause below). For the purposes of this Agreement, the term “Cause” shall mean the following:

1)
A violation by Wong of a material term of this Agreement; it being understood that a violation of any of the covenants contained in Section 6 of this Agreement shall constitute a violation of a material term which shall justify termination of this Agreement if such violation continues for a period of more than ten (10) days after receipt by Wong of written notice from the Company setting forth in reasonable detail the nature of the violation;

2)	Wong’s commission of fraud, dishonesty and/or similar malfeasance in the rendering of services to the Company;

3)	Wong’s repeated and intemperate use of alcohol or illegal drugs after written notice from the Company that such use, if continued, will result in termination of Wong’s employment;

4)
Acts or misconduct by Wong during his tenure with Company, which are of a criminal nature, including Wong’s conviction of a felony involving personal dishonesty, moral turpitude or willfully violent conduct; and

5)
Substantial refusal to comply or default in complying with the reasonable and lawful directions of the Board of Directors of the Company and such refusal, default or failure continues for a period of more than ten (10) days after receipt by Wong of written notice from the Company setting forth in reasonable detail the nature of the problem.

2.3 If the Employee’s employment with the Company shall be terminated, the Company shall pay and/or provide to the Employee the following compensation or benefits:

(a) In the event that this Agreement is terminated by the Company without Cause pursuant to Section 2.2(b), Wong shall be paid (i) the Accrued Compensation (as defined below) and (ii) the Severance Payment (as defined below). As used herein, the “Severance Payment” shall mean the amount equal to six (6) months’ Base Salary (as defined below) in effect on the Termination Date. Severance Payments shall be made in accordance with the Company’s regular payment cycle for executive employees.

(b) If Wong dies before the expiration of the Employment Period, the Company shall pay Wong the Accrued Compensation (as defined below) and all of the Company’s unvested obligations under this Agreement shall terminate and be of no further force or effect as of the actual date of death.

(c) If Wong becomes Disabled (as defined below) during the Employment Period to the extent he is unable to perform his duties to the Company, the Company shall pay Wong the Accrued Compensation and the Severance Payment. The term “Disability” shall mean that Wong shall be unable for a period of more than four (4) consecutive months or for periods aggregating more than one hundred and twenty (120) days weeks in any fifty-two (52) consecutive weeks to perform the services to the Company specified herein as a result of illness, incapacity or a phyisical or other disability of any nature.

(d) If Wong (i) voluntarily terminates this Agreement, or (ii) is discharged for Cause, the Company shall pay Wong the Accrued Compensation only and Wong shall not be entitled to any Severance Payments or other unvested compensation, and the Company shall be relieved of any further obligation to Wong.

(e) In the event the Company fails to notify the Employee of its intention to continue Employee’s employment within the period prescribed in Section 2.1 or notifies Employee that it has determined not to continue Employee’s employment, Employee’s employment shall terminate on the Expiration Date and Company shall pay the Employee the Accrued Compensation and the Severance Payment. If the Company notifies Employee that it wishes to continue Employee’s employment but fails to reach an agreement on a new employment agreement prior to the Expiration Date, this Agreement shall be deemed to be extended on the same terms and conditions except that such employment shall be an at-will basis, subject to the right of the Company and the Employee to terminate this Agreement in accordance with Sections 2.2 and 2.3.

(f)  The payment of the Severance Payments specified above is conditioned upon Employee’s signing and returning a general release of claims against the Company in a form satisfactory to the Company, and not withdrawing said release of claims within the period specified therein. In addition, such Severance Payments will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or any other severance payment or benefit from any other source.

2.4 Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date but not paid as of the Termination Date, including (i) Base Salary, (ii) unpaid bonuses and incentive compensation earned and awarded prior to the Termination Date, (iii) reimbursement for business expenses incurred by the Employee on behalf of the Company, pursuant to the Company's expense reimbursement policy in effect at such time, and (iv) vacation pay per Company policy. Accrued Compensation shall be paid on the first regular pay date after the termination date (or earlier, if required by applicable law).

2.5 No Mitigation. The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

2.6 Non-Disparagement. For a period of three years following the expiration or termination of this Agreement, Employee agrees that he will not make any negative or derogatory statements in verbal, written, electronic or any other form about the Company, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation. During such three year period, none of the Company’s executive officers and directors shall make any negative or derogatory statements in verbal, written, electronic or any other form about the Employee, including, but not limited to, a negative or derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the internet except where such statement is required by law or regulation

3.	Scope of Employment:

3.1 General Duties: During the Employment Period, Wong shall perform the duties of an executive nature, as well as such other duties as the Company’s Board of Directors (the “Board”) may prescribe from time to time. Wong shall report directly to the Board of Directors of the Company. During the Employment Period and subject to the direction of the Board, Employee shall perform such executive duties and functions and discharge such responsibilities as are reasonably associated with his executive position or as may be reasonably assigned or delegated to him from time to time by the Board, consistent with his position as President and Chief Executive Officer. In general, Employee shall have management authority with respect to, and responsibility for, the overall operations and day-to-day business and affairs of the Company and all major operating units and executives of the Company shall report, either directly or indirectly (through other executives of the Company or its subsidiaries who report directly to the Employee) to the Employee. The Company shall nominate, and use its best efforts to have elected, the Employee to the Board throughout the term of this Agreement. The Employee agrees to resign from the Board upon the termination of employment for any reason. The Company understands that Wong may serve on the board of directors and advisory boards of other companies provided (a) such other company is not engaged in a business which is competitive with the business now conducted by the Company or then conducted by the Company or (b) such activities do not materially interfere with his duties hereunder.

3.2 Devotion to Company: Wong shall devote his full time and use his best efforts to the business of the Company during the Employment Period.

4.	Change in Control.

4.1 The Company’s Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Employee, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

4.2 In the event that within one hundred and eighty (180) days of a Change in Control (as defined below) (i) Employee is terminated, or (ii) (A) Employee’s status, title, position or responsibilities are materially reduced; (B) Employee’s compensation is materially diminished as compared to the compensation payable prior to the Change in Control; (C) Employee is required to undertake substantial new business-related travel due to the Change in Control; or (D) the Company relocates the location of its offices such that Employee would be reasonably expected to move his primary residence and (iii) Employee terminates his Employment, the Company shall pay and/or provide to the Employee, the following compensation and benefits:

(a) The Company shall pay the Employee, in lieu of any other payments due hereunder, (i) the Accrued Compensation and (ii) the Severance Payment; and

(b) The conditions to the vesting of any outstanding stock options or other incentive awards (including restricted stock, stock options and granted performance shares or units (collectively, the “Awards”) granted to the Employee under any of the Company’s benefit plans, or under any other incentive plan or arrangement, shall be deemed void and all such Awards shall be immediately and fully vested and exercisable and such Awards shall be deemed amended to provide that the Awards shall remain exercisable for the duration of their original term.

4.3  “Change in Control” shall mean any of the following events:

(a) (i) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty five percent (35%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as defined below) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

(ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(b) The individuals who, as of the date this Agreement are approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”); or

(c) Approval by stockholders of the Company of: (i) A merger, consolidation or reorganization involving the Company, unless: (1) the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and (3) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty percent (20%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) through (3) shall herein be referred to as a “Non-Control Transaction”; or

  (ii)  An agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or

  (iii) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(d) Notwithstanding anything contained in this Agreement to the contrary, if the Employee’s employment is terminated prior to a Change in Control and the Employee reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Employee shall mean the date immediately prior to the date of such termination of the Employee’s employment.

5.	Compensation:

5.1 Base Salary: As full compensation for all services provided for herein, the Company shall pay, or caused to be paid to Wong, and Wong shall accept, a base salary during the Employment Period of not less than ONE HUNDRED AND FORTY-FOUR THOUSAND DOLLARS AND 00/100 ($144,000) per year, as may be increased from time to time in the sole discretion of the Board (the “Base Salary”). The Base Salary shall be paid in regular installments in accordance with the Company’s usual pay dates for executives, but not less frequently than monthly. Employee may receive such other additional compensation as may be determined from time to time by the Board including bonuses and other long term compensation plans. Except as expressly set forth herein, nothing in this paragraph shall be deemed or construed to require the Board to award any bonus or additional compensation.

5.2 Bonus Options, Signing Bonus and Milestones Bonuses: Subject to the approval of the Company’s shareholders of an appropriate equity-based incentive compensation plan (“Shareholder Approval”), upon the execution of this Agreement, the Company shall grant Wong an option to purchase up to Five Million (5,000,000) shares of the common stock of the Company (“Bonus Options”). Subject to the Shareholder Approval, the Bonus Options shall be fully exercisable and vested upon the six month anniversary of the Effective Date. The exercise price of the Bonus Options will be equal to the fair market value of the Company’s common stock as reported on the Over the Counter Bulletin Board on the date this Agreement is executed by both parties. In addition, Wong will receive a signing bonus of FOURTY THOUSAND DOLLARS AND 00/100 ($40,000) of which Wong acknowledges that $20,000 has been paid by the Company prior to the date hereof. Further, in the event that Employee achieves the milestones listed in Exhibit A during the inital Employment Period, Wong will receive a performance bonus of TWELVE THOUSAND FIVE HUNDRED DOLLARS 00/100 ($12,500) per event. Wong acknowledges that the Company’s payment of the “signing bonus” is for his cancellation of all accrued compensation owed by the Company to Wong prior to the Effective Date of this Agreement.

5.3 Benefits: During the Employment Period, Wong will be entitled to participate in the Company's fringe benefit programs presently offered for senior management, or which may hereafter, during the Employment Period, be offered to its senior management and/or non-executive employees on a company wide basis (including group life insurance, group disability insurance, group medical and hospitalization plans, pension and profit sharing plans), subject to any eligibility requirements. All such fringe benefit programs shall be determined, and periodically modified, at the sole discretion of the Board.

5.4 Withholding: All compensation payable to Wong under this Agreement is stated in gross amounts and will be subject to all applicable withholding taxes, other normal payroll deductions, and any other amounts required by law to be withheld.

5.5 Vacation: Wong will be entitled to take 15 vacation days per annum in accordance with current Company vacation policy for senior management, as well as to take standard Company holidays.

5.6 Expenses: The Company, in accordance with its policies, shall pay or reimburse Wong for all reasonable and customary expenses (including travel and entertainment expenses) incurred by Wong during the Employment Period in connection with the performance of Wong's duties under this Agreement; provided that Wong shall provide the Company with an itemized account of such expenditures together with such vouchers and other receipts as the Company may request, in accordance with Company policy and Internal Revenue Service regulations.

5.7 Retirement Plan: Wong will be eligbile to join the Company’s retirement plan, if any, as defined within the Company’s policies, subject to any eligibility requirements.

5.8 Earned Options: Subject to the Shareholder Approval, the Company hereby grants to Wong options to purchase Thirteen Million (13,000,000) shares of the Company's common stock (“Earned Options”). Subject to the Shareholder Approval, commencing on the six month anniverary of the Effective Date, the Earned Options shall vest in installments of Four Hundred Thirty Three Thousand Three Hundred Thirty Three (433,333) shares and thereafter on the first day of each month of the balance of the Employment Period provided Employee continues to perform services to Company under this Agreement (each installment may be referred to as an “Option Installment”). The exercise price of the Earned Options will be equal to the fair market value of the Company’s common stock as reported on the Over the Counter Bulletin Board on the date that this Agreement is executed by both parties. The Earned Options shall be exercisable for a period of ten years from the date of grant.

5.9  Termination of Options. In the event of the termination of Employee’s employment by the Company without Cause prior to the Expiration Date, notwithstanding anything herein or in any stock option agreement to the contrary, (a) the Employee’s right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan shall immediately fully vest and become exercisable, (b) the exercise period in which Employee may exercise his options to purchase Company common stock shall be extended to the duration of their original term, as if Employee remained an employee of the Company, and the terms of such options shall be deemed amended to take into account the foregoing provisions. For purposes of clarity, Employee and Company agree that the occurrence of a Change in Control shall not affect the provisions of this Section.  In the event of a termination of Employee’s employment with the Company for Cause, options granted and not exercised as of the Termination Date shall terminate immediately and be null and void. In the event of a termination of Employee’s employment with the Company due to the Employee’s death, or Disability, the Employee’s (or his estate’s or legal representative’s) right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the Termination Date shall remain exercisable for a period of twelve (12) months following the Termination Date, but in no event after the expiration of the exercise period. In the event of the voluntary termination of Employee’s employment with the Company by the Employee (other than in connection with a Change in Control) or the termination of the Employee’s employment on or after the Expiration Date, the Employee’s right to purchase shares of Common Stock of the Company pursuant to any stock option or stock option plan to the extent vested as of the Termination Date shall remain exercisable for a period of three months following the Termination Date, but in no event after the expiration of the exercise period. Notwithstanding the foregoing, in the event of a Change in Control (as defined above), and the Employee’s employment is terminated or Employee elects to terminate his employment (subject to Section 4 of this Agreement), the Options granted hereunder shall become immediately vested and exercisable in accordance with Section 4 of this Agreement and any provisions of the Company’s equity compensation plan pursuant to which the Options are granted.

6.
Restrictive Covenants: Wong agrees that his work for the Company will bring him into close contact with customers of the Company and with many confidential affairs of the Company not readily available to the public, and which the Employee acknowledges that the Company considers to be trade secrets. Wong further agrees that the technology market is highly competitive and worldwide in scope. In order to protect the confidential or proprietary information and trade secrets of the Company, its customers, and third parties with which the Company has entered into confidential agreements, and in consideration of employment and continued employment, the right to receive income and benefits therefore as set forth in this Agreement, the Company’s granting Wong access to such confidential or proprietary information and trade secrets, as well as allowing Wong wide access to become familiar with the Company's business and operations and for other good and valuable consideration, Wong agrees as follows:

6.1 Confidential and Proprietary Rights: Wong agrees that he will not at any time during his employment or after the termination of his employment with the Company directly or indirectly disclose to any person, firm, corporation, partnership, or other entity whatsoever (except the Company), or use, modify or adapt any trade secret or other confidential or proprietary information of the Company, including without limitation, information concerning the Company’s business, technology, finances, marketing, computerized payroll, accounting and information business, personnel and/or employee leasing business of the Company and its subsidiaries, information relating to any customer of the Company, or any other nonpublic business information of the Company and/or its subsidiaries learned as a consequence of Employee’s employment with the Company or to which he has access, (collectively referred to as the “Proprietary Information”) except for information available publicly or from other non-confidential sources or to the extent it is otherwise required to be disclosed by law or any legal process. Such Proprietary Information includes, without limitation (a) information not generally known to the public and proprietary to the Company, (b) information which Wong has a reasonable basis to believe is confidential or proprietary information or trade secrets of the Company, or (c) information which Wong has a reasonable basis to believe the Company treats as confidential or proprietary information or trade secrets. In addition, the prohibition on disclosing such confidential information shall not include that which Wong must disclose to the Company’s lawyers, accountants and other professionals that require disclosure of such information in order to perform the services for which they are engaged in the course of Wong’s role as President of the Company and which persons will hold such information in substantial compliance with this Section. The provisions of this Section 6 shall apply with equal force to any confidential information of any third party with respect to which the Company has signed a confidentiality agreement. The Employee acknowledges that Proprietary Information, as it may exist from time to time, is a valuable and unique asset of the Company, and that disclosure of any such information would cause substantial injury to the Company. If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

6.2 Assignment of Inventions. Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee during the term of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as the Employee’s attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents. Notwithstanding the foregoing, this provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

6.3 Non-Competition and Non-Solicitation: In the event of any termination of Employee’s employment with the Company at any time, Employee agrees that he will not, for a period of one (1) year following such termination, directly or indirectly, enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is primarily involved in the manufacture, development and/or distribution of sensors or is otherwise engaged in the same or similar business as the Company in direct competition with the Company, or which the Company was in the process of developing during the term of Employee’s employment with the Company and such development is based on actual or demonstrative anticipated research (collectively, a “Competitive Business”). Notwithstanding the foregoing, (x) the ownership by Employee of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this paragraph, and (y) the Employee shall not be required to comply with any provision of this paragraph following termination of this Agreement if the amounts that are required to be paid to Employee after such termination are not timely paid. In furtherance of the foregoing, Employee shall not during the aforesaid period of non-competition, directly or indirectly, in connection with any Competitive Business, solicit any customer or employee of the Company who was a customer or employee of the Company within one year of the Termination Date.

6.4 Return of Documents and Property: Upon termination of employment or sooner if requested by the Company, Wong shall forthwith either destroy or deliver to the Company all copies and original documents and any other material and property of the Company of any kind acquired or coming to the knowledge or possession of Wong in connection with or as a result of Wong’s employment and that relate in any way to the business of the Company, including without limitation, and in any medium, literature, data, plans, designs, specifications, price information, customer information, supplier information, marketing information, business plans, financial information, memorandums, correspondence, notes and records.

7.
Remedies: Wong agrees that a violation of the covenants set forth in Sections 6.1 through 6.4, or any provision thereof, could cause irreparable injury to the Company and that, in addition to other remedies available to the Company, the Company shall be entitled to injunctive or other equitable relief in case of any such violation or threatened violation. The remedies set forth in this Section 7 shall be in addition to, rather than in lieu of, any other rights and remedies the Company may have at law or in equity.

8.
Indemnity. The Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law. The Company shall use commercially reasonable efforts to maintain such insurance as is necessary and reasonable (with minimum coverage of not less than $2,000,000) to protect the Employee from any and all claims arising from or in connection with his employment by the Company during the term of Employee's employment with the Company and for a period of six (6) years after the date of termination of employment for any reason. The provisions of this Section are in addition to and not in lieu of any indemnification, defense or other benefit to which Employee may be entitled by statute, regulation, common law or otherwise. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated by Employee. To indemnify or advance expenses to the Employee with respect to proceedings or claims initiated or brought voluntarily by the Employee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

          (b) Lack of Good Faith. To indemnify the Employee for any expenses incurred by the Employee with respect to any proceeding instituted by the Employee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Employee in such proceeding was not made in good faith or was frivolous; or

          (c) Unauthorized Settlements. To indemnify the Employee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; or

          (d) Claims by the Company for Willful Misconduct. To advance expenses to the Employee under this Agreement for any expenses incurred by the Employee with respect to any proceeding or claim brought by the Company against Employee for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous; or

          (e) 16(b) Actions. To indemnify the Employee on account of any suit in which judgment is rendered against Employee for an accounting of profits made from the purchase or sale by Employee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities and Exchange Act of l934 and amendments thereto or similar provisions of any federal state or local statutory law; or

          (f) Willful Misconduct or Breach. To indemnify the Employee on account of Employee’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest, or to constitute willful misconduct or as constituting a breach of Employee’s duty of loyalty to the Company or resulting in any personal profit or advantage to which Agent was not legally entitled; or

          (g) Unlawful Indemnification. To indemnify the Employee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful (and, in this respect, both the Company and Employee have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication).

9.	Survival: The provisions of Sections 6 and 7 shall survive the termination of this Agreement for any reason, for the duration specified therein.

10.
Revision: If any provisions of this Agreement as applied to any circumstances shall be adjudged by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other provision in any other circumstances, or the validity or enforceability of this Agreement. The Company and Wong intend this Agreement and the provisions of Sections 6 and 7 to be enforced as written.

11.
Severability: However, if any provision, or any part thereof, is held to be unenforceable because of its scope or the duration of such provision or the area covered thereby, the Company and Wong agree that the court or arbitrator making such determination shall have the power to reduce the scope, duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable and shall be enforced.

12.
Entire Agreement: This Agreement embodies the entire understanding between the Company and Wong, and supersedes all prior understandings and discussions, whether oral or written. It may not be changed orally, but only by an amendment in writing signed by both parties.

13.
Waiver: The waiver by the Company of a breach of any provision of this Agreement by Wong shall not operate or be construed as a waiver of any subsequent breach by Wong. The waiver by Wong of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

14.
Governing Law; Jurisdiction: This Agreement shall be construed under and governed by the laws of the State of California, United States of America, without regard to conflict of laws principles. Any or all actions or proceedings which may be brought by the Company or Employee under this Agreement shall be brought in courts having a situs within the State of California, and Employee and the Company each hereby consent to the jurisdiction of any local, state, or federal court located within the State of California.

15.
Binding Effect; Non-Assignment: This Agreement and the rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon the Company and any companies or other entities controlling, controlled by, or under common control with the Company, and upon successors and assigns of any such company. Neither this Agreement nor any of Wong’s rights or obligations the Company or shall be transferable or assignable by Wong or any person claiming any such benefit through him, but they shall inure to the benefit of and shall be binding upon his executors, administrators, personal representatives, heirs, and legatees.

16.
Dispute Resolution: The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of the Agreement. The Company may, however, institute a binding arbitration proceeding pursuant to the commercial arbitration rules of the American Arbitration Association then existing relating to any controversy or claim arising from or relating to this Agreement, or its making, performance, or interpretation and judgment on any such arbitration award shall be final, binding and conclusive on all parties and may be entered in any court having jurisdiction over the subject matter of the controversy.

17.
Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (A) if delivered by personal service, the date of delivery thereof; (B) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (C) on the third business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt. The current addresses of the parties are as follows:

If to the Company:	NanoSensors, Inc.
1800 Wyatt Dr., Suite # 2
Santa Clara, CA 95054

If to Employee:	To the place set forth on page 1 of this Agreement.

18.	Counterparts: This Agreement may be executed by facsimile transmission in one or more counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

19.
Material Actions: If the Company becomes a party to any material action or proceeding during the term of this Agreement, the Company agrees to notify Wong on a timely basis of any material action or proceeding.

20.	Separate Counsel: Wong has been advised and encouraged by the Company to consult with an attorney of his choosing.

Remainder of page intentionally left blank. Signature page follows.

Signature Page to Employment Agreement
between NanoSensors, Inc. And Ted Wong

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Wong has hereunto set his hand, all as of the day and year first above written.

NanoSensors, Inc.		Ted Wong

By:	/s/ Robert Baron	/s/ Ted Wong
	Robert Baron,	Ted Wong
On behalf of the Company

 Exhibit A

Four Major Milestones for Ted Wong

•
Obtain technology license agreement from Michigan State University for the commercialization of the intellectual property created to test for E. coli and salmonella using a nanoporous silicon-based electrochemical DNA biosensor.

•
Completion of a working prototypes for the Company’s first product and produce 5 pre-production (the version of the product prior to the final manufacturing design) prototypes that can be field tested by the Company’s customer(s).

•	Release of all funds held in escrow in connection with Company’s private placement of units which closed June 27, 2006.

•	Receipt of $100,000 in cumulative orders for the Company’s product.